Exhibit 10.33

STOCK PURCHASE AGREEMENT

by and between

AMERICAN WELL CORPORATION

and

GOOGLE LLC

Dated as of August 22, 2020

i

ANNEXES

Annex I        –        Form of Amendment to Rights Agreement

ii

STOCK PURCHASE AGREEMENT, dated as of August 22, 2020 (this “Agreement”), by and between American Well Corporation, a Delaware corporation (the “Company”), and Google LLC, a Delaware limited liability company (the “Investor”).

WHEREAS, the Company desires to issue, sell and deliver to the Investor, and the Investor desires to purchase and acquire from the Company, pursuant to the terms and conditions set forth in this Agreement, the Issued Shares (as defined below); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s and the Investor’s willingness to enter into this Agreement, the Company and the Investor have entered into that certain Google Cloud Partner Advantage Program Agreement, dated as of August 21, 2020 (as it may be amended, the “Partner Agreement”) and Addendum to Partner Agreement, dated as of August 21, 2020 (as it may be amended, the “Addendum,” and together with the Partner Agreement, the “Commercial Agreement”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect at least a majority of the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.

“Aggregate Purchase Price” means the aggregate Purchase Price for the Issued Shares.

“Antitrust Law” means any applicable Law of any jurisdiction designed to govern competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by Law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New York generally are open for use by customers on such day.

“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Company.

“Class C Common Stock” means the Class C common stock, par value $0.01 per share, of the Company.

“Company Organizational Documents” means the Company’s Amended and Restated Certificate of Incorporation and By-Laws.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fraud” means actual common law fraud in the making of a representation, warranty, or other statement committed by a Person making such representation, warranty, or statement with the intent to deceive another Person, and to induce any Person to enter into this Agreement or any Transaction Document and requires (a) a false representation, warranty, or statement of material fact; (b) actual knowledge or belief that such representation, warranty, or statement is false; (c) an intention to induce such other Person to whom such representation, warranty, or statement was made to act or refrain from acting in reliance upon it; (d) causing that Person, in justifiable reliance upon such false representation, warranty, or statement to take or refrain from taking action; and (e) causing such Person or any party hereto to suffer damage by reason of such reliance. For clarity, a claim for Fraud may only be made against such Person committing such Fraud, it being understood that if a Representative of a party commits Fraud, then such party shall be deemed to have committed such Fraud.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitrator (public or private), commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Investor Material Adverse Effect” means any effect, change, event or occurrence that would prevent or materially delay, interfere with, hinder or impair (i) the consummation by the Investor of any of the Transactions on a timely basis in accordance with the terms of this Agreement or (ii) the compliance by the Investor with its obligations under this Agreement.

“IPO” means the Company’s initial public offering of shares of Class A Common Stock pursuant to the Company’s Registration Statement.

“Issued Shares” means the number of shares of Class C Common Stock equal to the quotient of $100,000,000 divided by the Purchase Price, rounded down to the nearest whole share.

“Knowledge” means, with respect to the Company, the actual knowledge of Ido Schoenberg, Roy Schoenberg, Keith Anderson and Bradford Gay, after reasonable inquiry by such individuals of direct reports who would reasonably be expected to have actual knowledge.

“Material Adverse Effect” means any effect, change, event or occurrence that has a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or that individually or in the aggregate has a material adverse effect on the performance of the Transaction Documents or the consummation of the Transactions; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which the Company and its Subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes or prospective changes in, or issuances of new, Laws or GAAP or accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) the execution, announcement or performance of this Agreement or the consummation of the Transactions or the transactions contemplated by the Commercial Agreement, including the impact thereof on relationships, contractual or otherwise, with Customers, suppliers, distributors, partners, employees or regulators, or any claims or litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement, the Transactions or the transactions contemplated by the Commercial Agreement, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, epidemics, pandemics or disease outbreaks (including the COVID-19 pandemic), earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by the Company or its Subsidiaries that is required by this Agreement or with the Investor’s written consent or at the Investor’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement, (6) any change resulting or arising from the identity of, or any facts or circumstances relating to, the Investor or any of its Affiliates, (7) any decline in the market price, or change in trading volume, of the capital stock of the Company or (8) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (6) hereof) is a Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3) or (4) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect if such effect, change, event or occurrence has a disproportionate adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“NYSE” means the New York Stock Exchange.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Purchase Price” means a dollar amount per Issued Share equal to the initial public offering price per share of Class A Common Stock sold by the Company in the IPO (before any underwriting discounts and commissions).

“Registration Statement” means the Company’s Registration Statement on Form S-1 pursuant to which the Company is registering the offer and sale of the shares to be offered and sold in the IPO, including any amendment thereto and any information deemed to be included therein pursuant to the rules and regulations of the SEC promulgated under the Securities Act.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Rights Agreement” means that certain Second Amended and Restated Investors’ Rights Agreement, dated as of October 8, 2010, by and between the Company and the other parties thereto, as amended prior to the Closing Date.

“Rights Agreement Amendment” means the amendment to the Rights Agreement to be entered into at the Closing to provide the Investor with registration rights pursuant to the Rights Agreement with respect to the Issued Shares, such amendment to be in substantially the form attached hereto as “Annex A.”

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Transaction Documents” means this Agreement, the Commercial Agreement, the Rights Agreement, as amended by the Rights Agreement Amendment, and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement and the Commercial Agreement.

“Transactions” means the Purchase, the Rights Agreement Amendment, and the other transactions contemplated by this Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated hereby or thereby; provided that, for purposes of this Agreement, in no event shall “Transactions” be deemed to include the transactions contemplated by the Commercial Agreement.

“Transfer” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of Law or otherwise), of any shares of equity securities beneficially owned by such Person or of any interest in any shares of equity securities beneficially owned by such Person. The terms “Transfers”, “Transferred” and “Transferring” shall have correlative meanings.

“Underwriters” means the several underwriters named in the Underwriting Agreement.

“Underwriting Agreement” means the underwriting agreement in the form executed by the Company and the representatives of the Underwriters in connection with the IPO.

(b)    In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Action	3.13
Addendum	Preamble
Agreement	Preamble
Antitrust Filings	5.01(d)
Bankruptcy and Equity Exception	3.03(a)
Closing	2.02
Closing Date	2.02
Commercial Agreement	Recitals
Company	Preamble
Company Board	3.03(a)
Confidential Information	5.03
Confidentiality Agreement	5.03
Contract	3.03(b)
Founder Transfer	5.10

Term	Section
Founder	5.10
HSR Act	5.01(c)
Investment Company Act	3.10
Investor	Preamble
IRS	5.05
Judgments	3.06
Laws	3.06
Lock-Up Agreement	5.09
Lock-Up Shares	5.10
Money Laundering Laws	3.13
OFAC	3.12
Partner Agreement	Preamble
Permits	3.06
Purchase	2.01
Restraints	6.01(a)
Restricted Period	5.10
Termination Date	7.01(b)

ARTICLE II

PURCHASE AND SALE

Section 2.01    Purchase and Sale. On the terms of this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VI, at the Closing, the Investor shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Investor, the Issued Shares for a purchase price per share equal to the Purchase Price and an aggregate purchase price equal to the Aggregate Purchase Price. The purchase and sale of the Issued Shares pursuant to this Section 2.01 is referred to as the “Purchase”.

Section 2.02    Closing.

(a)    On the terms of this Agreement, the closing of the Purchase (the “Closing”) shall occur at the location and at the time of the closing of the IPO or at such other place, time or date as shall be agreed between the Company and the Investor (the “Closing Date”).

(b)    At the Closing:

(i)    the Company shall deliver to the Investor: (1) the Issued Shares, free and clear of all liens, except restrictions imposed by applicable securities Laws, and (2) a copy of the Rights Agreement Amendment duly executed by the Company and the Requisite Holders (as defined in the Rights Agreement Amendment); and

(ii)    the Investor shall: (1) pay the Aggregate Purchase Price to the Company by wire transfer in immediately available U.S. federal funds to an account designated by the Company in writing, and (2) deliver to the Company a copy of the Rights Agreement Amendment duly executed by the Investor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date):

Section 3.01    Organization; Standing; Subsidiaries.

(a)    The Company is a corporation duly organized and validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except (other than with respect to the Company’s due organization and valid existence and good standing) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02    Description of Capital Stock; Valid Issuance.

(a)    As of the Closing Date, the statements set forth in the Time of Sale Prospectus (as defined in the Underwriting Agreement) and the Prospectus (as defined in the Underwriting Agreement) under the caption “Description of Capital Stock,” insofar as they purport to constitute a summary of the terms of the Company’s capital stock, are accurate and complete in all material respects.

(b)    The Issued Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized (subject to the receipt of requisite stockholder approval for the amendment to the Amended and Restated Certificate of Incorporation authorizing the issuance of Class C Common Stock and the filing of such amendment with the Secretary of State of the State of Delaware), validly issued, fully paid and non-assessable, and as of the Closing Date will conform to the description of the Class C Common Stock contained in the Prospectus (as defined in the Underwriting Agreement).

Section 3.03    Authority; Noncontravention.

(a)    The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by the Company of the Transactions, have been duly authorized by the Board of Directors of the Company (the “Company Board”)and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the Transactions, subject only to the receipt of requisite stockholder approval for the amendment to the Amended and Restated Certificate of Incorporation authorizing the issuance of Class C Common Stock and the filing of such amendment with the Secretary of State of the State of Delaware, and the receipt of requisite stockholder approval for the Rights Agreement Amendment. This Agreement and the Commercial Agreement have been, and at the Closing the other Transaction Documents to which the Company is party will be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof or thereof, as applicable, by the Investor constitutes (or in the case of such other Transaction Documents, at the Closing will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)    Neither the execution and delivery of this Agreement or the Rights Agreement Amendment by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will, assuming the receipt of requisite stockholder approval for the amendment to the Amended and Restated Certificate of Incorporation authorizing the issuance of Class C Common Stock and the filing of such amendment with the Secretary of State of the State of Delaware, and the receipt of requisite stockholder approval for the Rights Agreement Amendment, (i) conflict with or violate any provision of the Company Organizational Documents as in effect on the date hereof or as will be in effect on the Closing Date, or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 are obtained prior to the Closing Date and the filings referred to in Section 3.04 are made, (x) violate any Law or Judgment applicable to the Company or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”)

to which the Company or any of its Subsidiaries, as applicable, is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.04    Governmental Approvals. Except for (a) the filing of the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to be effective upon the Closing, (b) filings required under, and compliance with other applicable requirements of, the Securities Act and the Exchange Act (c) compliance with the rules and regulations of the NYSE and (d) compliance with any applicable state securities or “Blue Sky” laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.05    Registration Statement.

(a)    The Registration Statement, and any amendment thereto, including any information deemed to be included therein pursuant to the rules and regulations of the SEC promulgated under the Securities Act, complied (or, in the case of amendments filed after the date hereof, will comply) as of its filing date in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder, and did not (or, in the case of amendments filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. As of the date it is declared effective by the SEC, the Registration Statement, as so amended, and any related registration statements, will comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The preliminary prospectus included in the Registration Statement as of the date the Registration Statement is declared effective by the SEC, and any free writing prospectus related to the Registration Statement and any final prospectus related to the Registration Statement filed pursuant to Rule 424 promulgated under the Securities Act, in each case as of its date, will comply in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The consolidated financial statements of the Company (including all related notes or schedules) included in the Registration Statement complied (or, in the case of amendments filed after the date hereof, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments which are not material, individually or in the aggregate, and the absence of footnote disclosures which if presented, would not reasonably be expected to differ materially from those presented in the audited financial statements included in the Registration Statement).

(c)    Except as disclosed in the Registration Statement, the Company has not identified (i) any material weakness or significant deficiency in the design or operation of internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.06    Compliance with Laws; Permits. The Company and each of its Subsidiaries are and its and their business and operations are in compliance with all local, state or federal laws, common law, statutes, ordinances, codes, rules or regulations (“Laws”), or order, judgment, injunction, ruling, writ or decree of any Governmental Authority (“Judgments”), applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries hold and maintain all licenses, registrations, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (“Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold or maintain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.07    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions or the transactions contemplated by the Commercial Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.08    Sale of Securities. Assuming the accuracy of the representations and warranties of the Investor set forth in Section 4.05, the offer, sale and issuance of the Issued Shares pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Issued Shares pursuant to this Agreement, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Issued Shares under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of the Issued Shares under this Agreement to be integrated with other offerings by the Company.

Section 3.09    Regulatory Filings. Neither the Company nor any of its Subsidiaries has failed to file with the applicable Governmental Authority any required filing, declaration, listing, registration, report or submission, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such filings, declarations, listings, registrations, reports or submissions were in compliance with applicable Laws when filed and no deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings, declarations, listings, registrations, reports or submissions, except for any deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.10    Investment Company. The Company is not, and will not be, after giving effect to the offer and sale of the Issued Shares, (a) required to register as an “investment company” (within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”)) or (b) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

Section 3.11    Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries, has: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, applicable legislation implementing the Organization for Economic Co-operation and Development Convention on Bribery of Foreign Public Officials in International Business Transactions, and the rules and regulations thereunder or any other similar applicable foreign or domestic law or regulation; or (iv) made any illegal bribe, payoff, influence payment, kickback or other unlawful payment. The Company has instituted and maintains policies requiring continued compliance with the laws and regulations referenced in clause (iii) of this paragraph.

Section 3.12    OFAC. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or controlled affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Issued Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

Section 3.13    Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable money laundering laws of all jurisdictions to which the Company or its subsidiaries are subject, the rules and regulations thereunder issued, administered or enforced by any Governmental Authority

(collectively, the “Money Laundering Laws”) and no legal or administrative proceeding, suit, investigation, arbitration or action (“Action”) by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened in writing.

Section 3.14    No Other Company Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company, any of its Affiliates nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to its capital stock, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, and the Investor acknowledges the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company, as of the date hereof and as of the Closing Date (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date):

Section 4.01    Organization; Standing. The Investor is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.02    Authority; Noncontravention.

(a)    The Investor has, and, as applicable, its Affiliates have, all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, as applicable, and to perform its and their obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Investor and its Affiliates, as applicable, of this Agreement and the other Transaction Documents, and the consummation by the Investor and its Affiliates, as applicable, of the Transactions, have been duly authorized and approved by all necessary action on the part of the Investor and its Affiliates, as applicable, and no further action, approval or authorization by any of their respective stockholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by the Investor and its Affiliates, as applicable, of this Agreement and the other Transaction Documents and the consummation by the Investor and its Affiliates, as applicable, of the Transactions. This Agreement and the Commercial Agreement have been, and at the Closing the other Transaction Documents to which the Investor and its Affiliates, as applicable, are party will be, duly executed and delivered by the Investor and its Affiliates, as applicable, and, assuming due authorization, execution and delivery hereof or thereof, as applicable, by the Company and its Subsidiaries, as applicable, constitutes (or in the case of such other Transaction Documents, at the Closing will constitute) a legal, valid and binding obligation of the Investor and its applicable Affiliates, enforceable against the Investor and its Affiliates, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)    Neither the execution and delivery of this Agreement or the other Transaction Documents by the Investor, nor the consummation by the Investor of the Transactions, nor performance or compliance by the Investor with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or formation, operating agreement or other comparable charter or organizational documents of the Investor, or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to the Closing Date and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Closing Date, (x) violate any Law or Judgment applicable to the Investor or any of its Subsidiaries, or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which the Investor or any of its Subsidiaries is a party or accelerate the Investor’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.03    Governmental Approvals. No consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority that would be required to be obtained or made by or on behalf of the Investor is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Investor, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 4.04    Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions or the transactions contemplated by the Commercial Agreement based upon arrangements made by or on behalf of the Investor or any of its Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by the Investor.

Section 4.05    Private Placement Matters. The Investor acknowledges that the offer and sale of the Issued Shares and the Class A Common Stock issuable upon conversion of the Issued Shares have not been registered under the Securities Act or under any state or other applicable securities Laws. The Investor (a) acknowledges that it is acquiring the Issued Shares and the Class A Common Stock issuable upon conversion of the Issued Shares pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Issued Shares and the Class A Common Stock issuable upon conversion of the Issued Shares, except in compliance with the Transaction Documents and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Issued Shares and the Class A Common Stock issuable upon conversion of the Issued Shares and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), (e) is a “qualified institutional buyer” (as that term is defined in Rule 144A of the Securities Act) and (f) (1) has been furnished with or has had access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Issued Shares and the Class A Common Stock issuable upon conversion of the Issued Shares, (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Issued Shares and the Class A Common Stock issuable upon conversion of the Issued Shares indefinitely and (ii) a total loss in respect of such investment. The Investor has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Issued Shares and the Class A Common Stock issuable upon conversion of the Issued Shares and to protect its own interest in connection with such investment.

Section 4.06    No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III, the Investor hereby acknowledges that neither the Company nor any of its Subsidiaries or Affiliates, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects. The Investor hereby acknowledges (for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Transactions and the transactions contemplated by the Transaction Documents, the Investor and its Affiliates and Representatives have relied on the results of their own independent investigation.

Section 4.07    No Other Investor Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, neither the Investor nor any other Person on its behalf has made or is making any other express or implied representation or warranty.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01    Further Action; Reasonable Best Efforts; Filings.

(a)    Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the Transactions as promptly as practicable, including (i) the obtaining of all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an Action by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, any third parties necessary, proper or advisable to consummate the Transactions and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

(b)    Subject to applicable Law, the parties and their respective counsel shall (i) cooperate in all respects with each other in connection with any filing or submission with any Governmental Authority in connection with the Transactions and the transactions contemplated by the Commercial Agreement and in connection with any investigation or other inquiry by or before any Governmental Authority relating to the Transactions or the transactions contemplated by the Commercial Agreement, including any Action initiated by a private Person, (ii) have the right to review in advance, and to the extent practicable each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions or the transactions contemplated by the Commercial Agreement and of any material communication received or given in connection with any Action by a private Person, in each case regarding any of the Transactions or the transactions contemplated by the Commercial Agreement, (iii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, any applicable Governmental Authority and (iv) promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions or the transactions contemplated by the Commercial Agreement. In furtherance of the foregoing, the parties hereto shall (with respect to any in-person discussion or meeting), and shall to the extent practicable (with respect to any telephonic discussion or meeting), provide the other party and their respective counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions or the transactions contemplated by the Commercial Agreement; provided that each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Affiliates, as the case may be, that appears in any filing made with, or written materials (including correspondence) submitted to, any third party and/or any Governmental Authority in connection with any governmental inquiry, investigation or Action with respect to the Transactions or the transactions contemplated by the Commercial Agreement. Notwithstanding anything to the contrary in this Section 5.01, materials provided to the other parties or their respective counsel may be redacted as necessary (i) to remove references concerning the valuation of the Company and (ii) to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)    For avoidance of doubt, it is expressly understood and agreed that nothing in this Agreement shall require (i) Investor or any of its Subsidiaries or Affiliates, or (ii)the Company, to consent or proffer to divest, hold separate, or enter into any license or similar Contract with respect to, or agree to restrict the ownership or operation of, any business or assets of the Company, Investor, or any of their respective Subsidiaries or Affiliates, in each case, with the intent of obtaining approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other applicable Antitrust Law with respect to the Transactions. Notwithstanding anything to the contrary herein, in no event shall Investor or any of its Subsidiaries or Affiliates or the Company be obligated to litigate, appeal, or participate in the litigation or appeal of any Action, in each case, with the intent of obtaining approvals under the HSR Act or any other applicable Antitrust Law with respect to the Transactions.

(d)    If the parties take any actions following the Transactions that would require the filing of a premerger notification form, filing or other application regarding the securities to be acquired by Investor in the Transactions under the HSR Act or other Antitrust Law (in such event, the “Antitrust Filings”), then the parties shall make any such Antitrust Filings at such time as Investor may determine in its sole discretion is appropriate. If Investor determines that any Antitrust Filings are required or advisable, then (i) Investor shall have the sole right to determine and direct the strategy and process by which the parties will seek any required approvals, clearances or expirations of applicable waiting periods under the HSR Act and any other applicable Antitrust Law; and (ii) the parties shall (a) cooperate and coordinate with the other in the making of such Antitrust Filings, (b) supply the other with any information that may be required in order to make such Antitrust Filings, (c) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or other Governmental Authorities, including of any other applicable jurisdiction in which any such Antitrust Filing is made, under any other applicable Antitrust Law.

Section 5.02    Public Disclosure. The Investor and the Company shall, and shall cause their Affiliates to, consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction Documents, the Transactions or the transactions contemplated by the Commercial Agreement, and shall not issue any such press release or make any such public statement without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement that the Investor or the Company determines, after consultation with outside legal counsel, is required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system, in which case the party required to make the release or announcement shall, if reasonably practicable, consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party required to make the release or announcement will consider such comments in good faith. Notwithstanding the forgoing, this Section 5.02 shall not apply to any press release or other public statement made by the Company or the Investor (or any of their respective Affiliates) (a) which does not contain any information relating to the Transactions or the transactions contemplated by the Commercial Agreement that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to the signing of the Transaction Documents, the Transactions or the transactions contemplated by the Commercial Agreement.

Section 5.03    Confidentiality. The Investor will, and will cause its Affiliates and its and their respective Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to the Investor, its Affiliates or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to (x) this Agreement or (y) the Mutual Confidentiality and Non-Disclosure Agreement, dated April 22, 2020, by and between the Company and the Investor (the “Confidentiality Agreement”) (the information referred to in clauses (x) and (y) collectively referred to as the “Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Investor’s investment in the Company made pursuant to this Agreement or in connection with the performance of the Commercial Agreement; provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by the Investor, any of its Affiliates or any of their respective Representatives in violation of this Section 5.03, (ii) was or becomes available to the Investor, any of its Affiliates or any of their respective Representatives from a source other than the Company or its Representatives, provided that such source is believed by the Investor not to be disclosing such information in violation of an obligation of confidentiality (whether by agreement or otherwise) to the Company or any of its Subsidiaries, (iii) at the time of disclosure is already in the possession of the Investor, any of its Affiliates or any of their respective Representatives, provided that such information is believed by the Investor not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company or any of its Subsidiaries, or (iv) was independently developed by the Investor, any of its Affiliates or any of their respective Representatives without reference to, incorporation of, or other use of any Confidential Information. The Investor agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that Confidential Information may be disclosed solely (i) to the Investor’s Affiliates and its and their respective Representatives on a need-to-know basis or (ii) in the event that the Investor, any of its Affiliates or any of its or their respective Representatives are required by applicable Law, Judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances described in this clause (ii) the Investor, its Affiliates and its and their respective Representatives, as the case may be, shall use reasonable efforts to provide notice to the Company sufficiently in advance of any such disclosure so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure.

Section 5.04    NYSE Listing of Class A Common Stock. Prior to the Closing, the shares of Class A Common Stock to be sold in the IPO, and the shares of Class A Common Stock issuable upon conversion of the Issued Shares, shall have been duly listed on the NYSE, subject only to official notice of issuance. The Company shall use its reasonable best efforts to maintain the listing of such shares on the NYSE.

Section 5.05    Tax Matters. The Company shall pay any and all documentary, stamp and similar issuance or transfer tax due on the issuance of the Issued Shares and the issuance of Class A Common Stock upon conversion of the Issued Shares.

Section 5.06    Reservation of Class A Common Stock. So long as the Investor or any of its Affiliates hold any Issued Shares, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance from and after the Closing Date, the maximum number of shares of Class A Common Stock to effect the conversion of such Issued Shares.

Section 5.07    Furnishing of Information. The Company shall timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act or any successor rule under the Exchange Act or any special order of the SEC). If the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Investor and make publicly available in accordance with Rule 144(c) such information as is required for the Investor to sell the Issued Shares under Rule 144.

Section 5.08    Delivery of Issued Shares After Closing. The Company shall deliver, or cause to be delivered, a book-entry statement evidencing the Issued Shares within one (1) Business Day after the Closing Date.

Section 5.09    Delivery of a Lock-Up Agreement. The Investor shall deliver, or cause to be delivered, a lock-up agreement in the form reasonably required by the Underwriters (the “Lock-Up Agreement”).

Section 5.10    Transfer of Issued Shares. The Investor hereby agrees that it shall not Transfer any of the Issued Shares or any of the shares of Class A Common Stock issuable upon the conversion of the Issued Shares (collectively, the “Lock-Up Shares”), other than to Affiliates of the Investor who agree to be similarly bound in writing, until the earlier of (i) the date that is the twelve (12)-month anniversary of the date hereof and (ii) the date on which the Commercial Agreement has been validly terminated in accordance with its terms for any reason other than termination by the Company pursuant to paragraphs 2.a or 2.c of the section titled “Term and Termination” of the Addendum (the “Restricted Period”). In order to enforce this covenant, the Company shall have the right to place restrictive legends on the book-entry accounts representing the Lock-Up Shares and to impose stop transfer instructions with respect to the Lock-Up Shares until the end of the Restricted Period. If prior to the end of the Restricted Period, Ido Schoenberg or Roy Schoenberg, or any of their Affiliates (other than the Company and its Subsidiaries) (each, a “Founder”), completes any Transfer of equity securities of the Company other than to any Founder or the Affiliate (other than the Company and its Subsidiaries) of any Founder (“Founder Transfer”), the restrictions set forth in this Section 5.10 shall no longer apply solely with respect to the number of Lock-Up Shares that equals (1) the number of shares that the Founder Transferred in such Founder Transfer divided by (2) the sum of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock held, in the aggregate, by the Founders on the date of such Founder Transfer multiplied by (3) the number of Lock-Up Shares held by the Investor on the date of such Founder Transfer; provided, however, that this sentence shall not apply to a Founder Transfer to the Company that is disclosed in the Registration Statement.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01    Conditions to the Obligations of the Company and the Investor. The respective obligations of each of the Company and the Investor to effect the Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    no Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority or any applicable Law (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting consummation of the Transactions; and

(b)    there shall have been no termination of the Commercial Agreement that, as of the Closing, is effective.

Section 6.02    Conditions to the Obligations of the Company. The obligations of the Company to effect the Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    the representations and warranties of the Investor set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import) as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect;

(b)    the Investor shall have complied with or performed in all material respects its obligations and covenants required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing; and

(c)     the Investor shall have duly executed and delivered the Lock-Up Agreement and such Lock-Up Agreement shall be in full force and effect.

Section 6.03    Conditions to the Obligations of the Investor. The obligations of the Investor to effect the Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    the representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import) as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)    the Company shall have complied with or performed in all material respects its obligations and covenants required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing;

(c)    the Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for consummation of the Purchase and the consummation of the Transactions, all of which shall be in full force and effect;

(d)    no stop order or suspension of trading shall have been imposed by the NYSE, the SEC or any other Governmental Authority with respect to public trading in the Class A Common Stock;

(e)    the Class A Common Stock shall be listed on the NYSE and the Company shall have applied to cause the shares of Class A Common Stock issuable upon conversion of the Issued Shares to be approved for listing on the NYSE, subject only to official notice of issuance;

(f)    the Underwriters shall have purchased, immediately prior to the Purchase, the Firm Shares (as defined in the Underwriting Agreement) at the initial public offering price (less any underwriting discounts or commissions); and

(g)    the Rights Agreement, as amended by the Rights Agreement Amendment, shall be in full force and effect.

ARTICLE VII

TERMINATION; SURVIVAL

Section 7.01    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)    by the mutual written consent of the Company and the Investor;

(b)    by either the Company or the Investor, upon written notice to the other, if the closing of the IPO has not occurred on or prior to October 8, 2020 (the “Termination Date”);

(c)     by either the Company or the Investor if the Underwriting Agreement has been terminated in accordance with its terms following its execution (or if the Underwriting Agreement has not been executed, if the Company provides written notice to the Investor that it does not intend to proceed with the IPO prior to the Termination Date);

(d)    by either the Company or the Investor, if any Restraint enjoining or otherwise prohibiting consummation of the Transactions shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(d) shall have used the required efforts to cause the conditions to Closing to be satisfied in accordance with Section 5.01;

(e)    by the Investor, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within fourteen (14) calendar days (but in no event later than the Termination Date) following receipt by the Company of written notice of such breach or failure to perform from the Investor stating the Investor’s intention to terminate this Agreement pursuant to this Section 7.01(e) and the basis for such termination; provided that the Investor shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Investor is then in material breach of any of its representations, warranties, covenants or agreements hereunder, which breach would give rise to the failure of any condition set forth in Section 6.02(a) or Section 6.02(b) to be satisfied; or

(f)    by the Company, if the Investor shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within fourteen (14) calendar days (but in no event later than the Termination Date) following receipt by the Investor of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(f) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder, which breach would give rise to the failure of any condition set forth in Section 6.03(a) or Section 6.03(b) to be satisfied.

Section 7.02    Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Article I, Section 5.03, this Section 7.02 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of the Investor or the Company or their respective directors, officers and Affiliates, except that no such termination shall relieve any party from liability for damages to another party resulting from a willful and material breach of this Agreement or from Fraud.

Section 7.03    Survival. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. The representations and warranties made herein shall survive for three (3) years following the Closing Date and shall then expire; provided that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period expires. Notwithstanding any other provision set forth in this Agreement, except in the case of Fraud, the maximum liability of the Company under or relating to this Agreement to the extent relating to or arising out of any breach of the representations and warranties expressly set forth in this Agreement shall in no event exceed the Aggregate Purchase Price.

ARTICLE VIII

MISCELLANEOUS

Section 8.01    Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto.

Section 8.02    Extension of Time, Waiver, Etc. The Company and the Investor may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Investor in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.03    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto.

Section 8.04    Counterparts. This Agreement and any other Transaction Documents may be executed in one or more counterparts (including by electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto (including by electronic signature) and delivered to the other parties hereto (including electronically, e.g., in PDF format).

Section 8.05    Entire Agreement; No Third-Party Beneficiaries. This Agreement together with the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder.

Section 8.06    Governing Law; Jurisdiction.

(a)    This Agreement and all matters, claims or Actions (whether at law, in equity, in Contract, in tort or otherwise) based upon, arising out of or relating to this Agreement, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b)    All Actions arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 8.06 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.09. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 8.07    Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to cause the Closing to occur, and that time is of the essence. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of the Company to cause the Purchase to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts described in Section 8.06 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Investor would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.08    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.08.

Section 8.09    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)    If to the Company, to it at:

 American Well Corporation

 75 State Street, 26th Floor

 Boston, MA 02109

 Attention: Bradford Gay

 Email: bradford.gay@amwell.com

 with a copy (which shall not constitute notice) to:

 Wachtell, Lipton, Rosen & Katz

 51 West 52nd St.

 New York, New York 10019

 Attention: Adam O. Emmerich, Ronald C. Chen

 E-mail: aoemmerich@wrk.com, rcchen@wlrk.com

(b)    If to the Investor, to it at:

 Google LLC

 1600 Amphitheatre Parkway

 Mountain View, CA 94043

 Attention: Svilen Karaivanov

 Email: investments-notice@google.com

 with a copy (which shall not constitute notice) to:

 Wilson Sonsini Goodrich & Rosati P.C.

 701 Fifth Avenue, Suite 5100

 Seattle, WA 98104

 Attention: Michael Nordtvedt

 Email: mnordtvedt@wsgr.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.10    Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 8.11    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the Transactions and the transactions contemplated by the Commercial Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.12    Interpretation.

(a)    When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to the Investor” and words of similar import refer to documents delivered in writing or electronically to the Investor or its Representatives at or prior to the execution of this Agreement. The words “ordinary course of business” shall be deemed to include any action taken or not taken by the Company that has been authorized by the Company Board acting in good faith in response to the actual or anticipated effects of COVID-19 on the Company or any of its Subsidiaries. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. In the event that the Class A Common Stock is listed on a national securities exchange other than the NYSE, all references herein to the NYSE shall be deemed to be references to such other national securities exchange. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (and unless if otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

AMERICAN WELL CORPORATION

By:	/s/ Bradford Gay
Name:	Bradford Gay
Title:	SVP & General Counsel

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GOOGLE LLC

By:	/s/ Sanjay Kapoor
Name:	Sanjay Kapoor
Title:	Vice President, Corporate Development

[Signature Page to Stock Purchase Agreement]

ANNEX I

FORM OF AMENDMENT TO RIGHTS AGREEMENT

AMENDMENT NO. 4 AND JOINDER

TO

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amendment No. 4 and Joinder (this “Amendment”), effective as of [●], 2020, is made to that certain Second Amended and Restated Investors’ Rights Agreement, dated as of October 8, 2010, by and among American Well Corporation, a Delaware corporation (the “Company”), the Investors and the Common Holders, as amended by Amendment No. 1, dated as of November 21, 2016, Amendment No. 2, dated as of May 29, 2018 and Amendment No. 3, dated as of July 19, 2019 (as amended, the “Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to such terms in the Agreement.

WHEREAS, in connection with the Company’s initial public offering, the Company and Google LLC, a Delaware limited liability company (“Google”), entered into that certain Stock Purchase Agreement, dated as of August 22, 2020 (the “Stock Purchase Agreement”), and it is a condition to the closing of the issuance and sale of the shares of Class C Common Stock, par value $0.01 per share (the “Class C Common Stock”), by the Company to Google pursuant to the Stock Purchase Agreement that Google be joined as a party to the Agreement and that the Agreement be amended as set forth in this Amendment;

WHEREAS, pursuant to Sections 2.13 and 8.1 of the Agreement, Google may only be joined as a party to the Agreement with the prior written consent of the Holders holding a majority of Registrable Securities (the “Requisite Holders”) and the Agreement may only be amended by a written instrument executed by the Company and the Requisite Holders; and

WHEREAS, the Company and the Requisite Holders hereby consent to join Google as a party to the Agreement and to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, all of the parties hereto mutually agree as follows:

1.    Joinder.

(a)    By execution of this Amendment, Google hereby agrees to and does become party to the Agreement as a Holder and, in its capacity as a Holder, agrees to be bound by the terms, conditions and agreements contained in the Agreement. This Amendment shall serve as a counterpart signature page to the Agreement and, by executing this Amendment, Google is deemed to have executed the Agreement with the same force and effect as if originally named a party thereto.

(b)    By execution hereof, the Company and the Requisite Holders hereby (i) accept the agreement of Google to be bound by the Agreement, (ii) covenant and agree that the Agreement is hereby amended to include Google as a party thereto in its capacity as a Holder and (iii) agree that Google shall have all rights provided to a Holder under the Agreement.

2.    Amendment. As of the effective date of this Amendment, the Agreement shall be amended as follows:

(a)    Section 1.1(c) is hereby amended to insert “, and any other capital stock of the Company into which the Common Stock is reclassified or reconstituted; provided that Common Stock shall not include Class B Common Stock, par value $.01 per share, of the Company or Class C Common Stock, par value $.01 per share, of the Company” following “Company” such that Section 1.1(c) reads as follows:

“(c)    “Common Stock” shall mean the Common Stock, par value $.01 per share of the Company, and any other capital stock of the Company into which the Common Stock is reclassified or reconstituted; provided that Common Stock shall not include Class B Common Stock, par value $.01 per share, of the Company or Class C Common Stock, par value $.01 per share, of the Company.”

(b)    Section 1.1(f) is hereby amended to insert “or extended by joinder or amendment to this Agreement in accordance with Sections 2.13 and 8.1 of this Agreement” at the end of clause (ii) between “Agreement” and “, and” such that the full clause (ii) of Section 1.1(f) reads as follows:

“(ii) any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement or extended by joinder or amendment to this Agreement in accordance with Sections 2.13 and 8.1 of this Agreement, and”

(c)    Section 1.1(q) is hereby amended and restated in its entirety to read as follows:

“(q)    “Registrable Securities” shall mean (i) shares of Common Stock issuable or issued pursuant to the conversion of the Shares, exercise of the Warrant, or conversion of shares of Class C Common Stock; and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.”

(d)    The last sentence of Section 2.8(ii) is hereby amended to insert “a detailed description of the manner and circumstances of the proposed disposition,” between “require” and “opinion” and to insert “, solely with respect to opinions of counsel,” between “except” and “in”, such that the full sentence reads as follows:

“It is agreed that the Company will not require a detailed description of the manner and circumstances of the proposed disposition, opinions of counsel or “no action” letters for transactions made pursuant to Rule 144, except, solely with respect to opinions of counsel, in unusual circumstances.”

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(e)    Section 8.1 is hereby amended to add the following sentence at the end thereof:

“Notwithstanding any other term or provision of this Agreement, for so long as Google LLC is a Holder, this Agreement may not be amended, waived, modified, supplemented, discharged or terminated in any manner that would adversely and disproportionately affect Google LLC’s rights without the prior written consent of Google LLC.”

2.    No Other Modifications. Section 8 of the Agreement is hereby incorporated into this Amendment, mutatis mutandis. Except as modified and amended herein, all other terms and provisions of the Agreement will not be amended and will remain in full force and effect.

3.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, such as www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

AMERICAN WELL CORPORATION

By:
Name:
Title:

[Signature Page to Amendment No. 4 and Joinder]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

GOOGLE LLC

By:
Name:
Title:

[Signature Page to Amendment No. 4 and Joinder]